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                          December 8, 2021

       Richard Peters
       Chief Executive Officer
       YUMANITY THERAPEUTICS, INC.
       40 Guest Street, Suite 4410
       Boston, MA 02135

                                                        Re: YUMANITY
THERAPEUTICS, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed December 3,
2021
                                                            File No. 333-261489

       Dear Dr. Peters:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Margaret
Schwartz at 202-551-7153 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Arthur McGivern, Esq.